EXHIBIT 21
SUBSIDIARIES OF REGISTRANT

Mercy Air Service, Inc., a California corporation (Mercy Air)

LifeNet, Inc., a Missouri corporation (LifeNet)

Rocky Mountain Holdings, LLC, a Delaware limited liability company (RMH)

FSS Airholdings, LLC, a Delaware limited liability company (FSS)

CJ Systems Aviation Group, Inc., a Pennsylvania corporation (CJ)

Special Jet Services, LLC, a Delaware limited liability company